Exhibit 10.1

[Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[*]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) is the type that the registrant treats as private or confidential.]

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February 29, 2024

Workhorse Group Inc.
3600 Park 42 Dr. Suite 160
Sharonville, OH 45241

Attn: Bob Ginnan

Re:	Agreement to Exchange Warrant to Purchase Common Stock (Warrant No. WKHSW-1)

To the addressees set forth above:

Reference is made to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of December 12, 2023, by and between Workhorse Group Inc., a Nevada corporation (the “Company”), and [*] (the “Holder”) pursuant to which the Company issued (i) that certain Green Senior Secured Convertible Note due 2026, Certificate No. A-1 (the “Green Note”) and (ii) that certain Warrant to Purchase Common Stock (Warrant No. WKHSW-1) (the “Warrant”). Terms used but not defined herein shall have the meaning ascribed to them in the Securities Purchase Agreement.

For valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	The Company and the Holder are executing and delivering this letter agreement (this “Agreement”) in reliance upon the exemption from securities registration afforded by Section 3(a)(9) of the 1933 Act.

2.	On the date hereof, the Company shall exchange the Warrant from the Holder for a total of eight million five hundred thousand (8,500,000) shares of Common Stock (the “Exchange Shares”), whereupon the Warrant will be canceled.

3.	Concurrent with the execution of this Agreement, the Company and the Holder shall deliver to one another a fully executed copy of an amendment to the Green Note, in the form attached hereto as Exhibit A.

4.	The Exchange Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights or Liens with respect to the issuance thereof, with the Holder being entitled to all rights accorded to a holder of Common Stock with respect thereto. The Company shall cause its transfer agent to credit the Exchange Shares to the Holder’s account with The Depositary Trust Company upon delivery pursuant to this Agreement. Certificates and any other instruments evidencing the Exchange Shares shall not bear any restrictive or other legend.

5.	The Company shall promptly pay all reasonable and documented out-of-pocket expenses and costs of the Holder (including, without limitation, the reasonable and documented attorney fees and expenses of counsel for the Holder) in connection with the preparation, negotiation, execution and approval of this Agreement and the transactions contemplated hereby.

6.	By no later than 9:15 a.m., New York City time on March 1, 2024, the Company shall file a Current Report on Form 8-K disclosing all the material terms of the transactions contemplated by this Agreement (the “Form 8-K”). From and after the issuance of the Form 8-K, the Company shall have disclosed all material, nonpublic information (if any) provided to the Holder by the Company or any of its subsidiaries or any of their respective officers, directors, employees or agents and neither the Holder nor any of its officers, directors, employees or agents shall be in possession of any material, non-public information regarding the Company or any of its Subsidiaries.

7.	The Holder agrees that, beginning on the date hereof and ending on the earlier to occur of (i) the date on which a Termination Event (as defined below) occurs and (ii) May 30, 2024 (the “Selling Restrictions Period”), the maximum number of Exchange Shares that High Trail may sell in any one (1) Trading Day period shall be twelve percent (12%) of the composite aggregate trading volume of shares of Common Stock on such Trading Day, as reported by Bloomberg Financial Markets. The Selling Restrictions Period will automatically terminate upon the earliest of: (i) a Fundamental Change (as defined in the Green Note) or public announcement of a proposed Fundamental Change, (ii) a material breach of the Transaction Documents by the Company and (iii) a Default (as defined in the Green Note) or an Event of Default (as defined in the Green Note), to the extent any Green Note is then outstanding (each a “Termination Event”).

8.	This Agreement shall constitute a Transaction Document for all purposes under the Purchase Agreement. Except as amended herein, the Transaction Documents are hereby ratified and reaffirmed and shall continue to be in full force and effect and the Company acknowledges, confirms and agrees that all of the Company’s obligations owing to the Holder under the Transaction Documents are hereby reaffirmed and shall remain in full force and effect.

The agreement set forth in this Agreement is limited to the extent specifically set forth above and shall in no way serve to amend or waive compliance with any terms, covenants or provisions of the Securities Purchase Agreement or the Green Note, other than as expressly set forth above.

Any breach of the terms and conditions of this Agreement will constitute an Event of Default under and as defined by the Green Note.

[Signature Pages Follow]

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Very truly yours,

WORKHORSE GROUP INC.

By:
Name:
Title:

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AGREED AND ACCEPTED:

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By:
Name:
Title:

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